Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Marvell Technology Group Ltd. of our report dated March 26, 2015 relating to the financial statements and financial statement schedule, which appears in Marvell Technology Group Ltd.’s Annual Report on Form 10-K for the year ended January 30, 2016.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 10, 2016